Exhibit K-2

                                October 22, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: E.ON AG and Powergen plc - SEC File No. 70-09961

Ladies and Gentlemen:

     E.ON AG ("E.ON") and Powergen plc ("Powergen"), a registered holding company, and various intermediate holding companies of Powergen (the "Powergen Intermediate Holding Companies") (collectively, the "Applicants") have applied to the Securities and Exchange Commission (the "Commission") on an application/declaration under File No. 70-9961 ("Application") for authority relating to the acquisition by E.ON of Powergen and the indirect acquisition of Powergen's U.S. holding company, LG&E Energy Corp. ("LG&E Energy") and its public utility company subsidiaries Louisville Gas and Electric Company ("LG&E") and Kentucky Utilities Company ("KU") (the "Acquisition"). Upon consummation of the Acquisition, E.ON will register as a holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Applicants also request in the Application that the Commission approve, among other things: (1) the retention of LG&E Energy as a holding company subsidiary exempt from registration under Section 3(a)(1); (2) certain acquisition-related financing matters; (3) retention of the gas utility system of LG&E; (4) the retention of certain of E.ON's existing non-utility activities, businesses and investments;
(5) the acquisition by E.ON of interests in the non-utility activities, businesses and investments of Powergen; (6) use of the proceeds from securities issuances by E.ON to invest in exempt wholesale generators, as defined in
Section 32 of the Act, and foreign utility companies, as defined in Section 33 of the Act; and (7) approval of utility and nonutility service company agreements.

     I am a member of the Law Society of England and Wales, the place of incorporation of Powergen. I am not a member of the bars of any other country, or any of the states of the United States in which certain of the Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to Powergen who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from and counsel employed or retained by Powergen, in particular, Jones, Day, Reavis & Pogue, Freshfields Bruckhaus Deringer, Sullivan & Cromwell, Dewey Ballantine LLP and Ogden, Newell & Welch, who are expert in certain laws applicable to the Applicants. In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application. The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     (i) The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application and the Commission's orders.

     (ii) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     (iii) Powergen and each of its subsidiaries involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

     (iv) The transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of all commissions or regulatory authorities in England and Wales and in the United States and in any state thereof having jurisdiction in the premises and all such required approvals, authorizations, consents, certificates, orders and registrations shall remain in effect at the closings thereof.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, with respect to Powergen and each of its subsidiaries, in the event the proposed transactions are consummated in accordance with the Application:

     (a) all laws of England and Wales and U.S. federal and state laws applicable to the proposed transactions will have been complied with; and

     (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Powergen or by any subsidiary thereof.

     I hereby consent to the filing of this opinion as an exhibit to the Application.

                                           Very truly yours,

                                           Signed: David Jackson

                                           David Jackson
                                           Company Secretary and General Counsel
                                           Powergen plc